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                                                                    EXHIBIT 11.1

                              MAGINET CORPORATION

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE

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
                                                                     NINE MONTHS ENDED
                                YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                          --------------------------------------  -------------------------
                             1993         1994          1995         1995          1996
                          -----------  -----------  ------------  -----------  ------------
Historical primary net
 loss per share:
Shares used in
 calculation of net loss
 per share:
  Weighted average
   common shares
   outstanding..........      263,569      271,084       291,163      285,900       306,951
  Shares related to SAB
   Nos. 55, 64, and 83:
    Common Stock........      188,911      188,911       188,911      188,911       188,911
    Warrants............      184,615      184,615       184,615      184,615       184,615
    Stock Options.......      818,065      818,065       818,065      818,065       818,065
    Preferred Stock, if
     converted..........    3,142,858    3,142,858     3,142,858    3,142,858     3,142,858
                          -----------  -----------  ------------  -----------  ------------
                            4,334,449    4,334,449     4,334,449    4,334,449     4,334,449
                          -----------  -----------  ------------  -----------  ------------
      Total.............    4,598,018    4,605,533     4,625,612    4,620,349     4,641,400
                          ===========  ===========  ============  ===========  ============
Net loss................  $(3,379,000) $(7,926,000) $(12,796,000) $(8,791,000) $(11,534,000)
Net loss per share......  $     (0.73) $     (1.72) $      (2.77) $     (1.90) $      (2.49)
Pro Forma:
Shares used in
 calculation of pro
 forma net loss
 per share:
  Weighted average
   common
   shares outstanding...                                 291,163                    306,951
  Preferred stock, if
   converted............                               7,766,020                  7,766,020
  Shares related to SAB
   Nos. 55, 64 and 83:
    Common Stock........                                 188,911                    188,911
    Warrants............                                 184,615                    184,615
    Stock Options.......                                 818,065                    818,065
    Preferred Stock,
     if converted.......                               3,142,858                  3,142,858
                                                    ------------               ------------
                                                       4,334,449                  4,334,449
                                                    ------------               ------------
      Total.............                              12,391,632                 12,407,420
                                                    ============               ============
Net loss................                            $(12,796,000)              $(11,534,000)
Pro forma net loss per
 share..................                            $      (1.03)              $      (0.93)
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